I.          CODE OF ETHICS

A.             INTRODUCTION

               The purpose of this Code of Ethics (the “Code”) is to set forth key guidelines that Midwood Capital Management LLC (the “Company”) has adopted to specify the responsibilities of Company employees to act in accordance with the requirements of Rules 204A-1 and 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) (collectively, the “Rules”).  As set forth in such Rules, “Access Persons” of the Company who must comply with the Code include: (i) all management personnel (officers, directors and partners) of the Company, and (ii) any other employee of the Company who has access to information regarding the purchase or sale of securities by the Company or the portfolio holdings of any of its clients, or who is involved in making recommendations with respect to purchases or sales of securities.  By reason of the Company’s current size and business model, all employees of the Company will be considered Access Persons and will be required to comply with the Code.

               The Code’s procedures are set forth to ensure careful adherence to the Rules which are essential to safeguard the interests of the Company and its clients.  The Rules prohibit affiliated persons of a registered investment adviser (and a registered adviser to a registered investment company (a “Mutual Fund”)), such as the Company from engaging in any of the following conduct with respect to a client (including a Mutual Fund client):

(a)	employing any device, scheme or artifice to defraud a client;

(b)
making any untrue statement of a material fact to a client or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;

(c)	engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or

(d)	engaging in any manipulative practice with respect to a client.

B.             ADMINISTRATION AND ENFORCEMENT OF THE CODE

               The Company’s Chief Compliance Officer (the “CCO”) shall be responsible for all aspects of administering and all interpretive issues arising under this Code. The CCO is responsible for considering any requests for exceptions to or exemptions from the Code. Any exceptions to or exemptions from the Code shall be subject to such additional procedures, reviews and reporting as may be deemed appropriate by the CCO. The CCO shall be responsible for (i) notifying Access Persons of their reporting obligations under this Code and (ii) reviewing the reports submitted by each Access Person under this Code.  The CCO may assign the review of Access Person reports to a designee; however, no person shall be allowed to review or approve his or her own reports, and reports shall be reviewed by the CCO or other officer who is senior to the person submitting the report.  The CCO shall maintain records of all reports filed pursuant to these procedures as discussed below in Section E.

               The CCO on an annual basis shall prepare a written report describing any issues arising under the Code, including information about any material violations of the Code and any sanctions imposed due to such violations.  With respect to any Mutual Fund client, the CCO will submit the information for review by the Mutual Fund’s Board of Trustees (“Board”).  Additionally, on an annual basis, the CCO shall perform a review and certify to the Board, as appropriate, that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

C.           REPORTING REQUIREMENTS

Access Persons are required to submit the following reports to the CCO for themselves and any immediate family member residing at the same address: an initial holdings report, a quarterly transaction report, and an annual holdings report.

In filing quarterly transaction reports, Access Persons must also include with respect to newly opened brokerage accounts:

(i)	The name of the broker, dealer or bank with whom the Access Person established the account;

(ii)	The date the account was established; and

(iii)	The date that the report is submitted by the Access Person.

               Holdings Reports.  Each Access Person must submit an initial holdings report by November 1, 2013 (or such later date as shall be the commencement of such Access Person’s employment with the Company) disclosing to the CCO the identities, amounts, and locations of all securities owned in all Covered Accounts -- i.e., accounts in which he or she has a “beneficial ownership interest.”  For a more detailed discussion of “beneficial ownership interest,” please refer to the Personal Trading Section 2.H. Thereafter, each new Access Person must submit such a report within 10 days of commencement of employment.  In addition, each Access Person must disclose similar information within thirty (30) days after the end of each calendar year while employed by the Company, starting in 2014.  Such reports must be current as of a date not more than 45 days prior to the Access Person joining the Company (for an initial report) or the date the report is submitted (for the annual report).  A form of report is attached as Exhibit A.

               Brokerage Accounts.  Each Access Person must instruct each broker, bank, or other financial institution in which he or she has a Covered Account (i.e., a securities trading account in which the Access Person has any direct or indirect beneficial ownership interest) to provide the Company with duplicates of all trade confirmations and all monthly or other periodic statements.

               Quarterly Reports.  Each Access Person must report to the CCO within 30 days after the end of each calendar quarter all securities transactions in all of his or her Covered Accounts during the preceding quarter.  A form of report is attached as Exhibit B.

In filing holdings and transactional reports, Access Persons must note that:

a.	Each Access Person must file a transactional report every quarter whether or not there were any reportable transactions.

b.
Transactional reports must show all sales, purchases, or other acquisitions or dispositions, including gifts, the rounding out of fractional shares, exercises of conversion rights, exercises or sales of subscription rights and receipts of stock dividends or stock splits.

c.
Access Persons need not report holdings or transactions (i) effected pursuant to an automatic investment plan (however, any transaction that overrides or changes the preset contribution schedule or allocations under such plan should be reported), (ii) with respect to securities held in accounts over which the Access Persons have no direct influence or control (such as a blind trust), (iii) in direct obligations of the U.S. Government , (iv) in money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short term debt instruments, (v) shares of money market funds, (vi) shares of open-ended mutual funds for which the Company does not serve as investment adviser (holdings of and transactions in exchange traded funds and closed-end funds must be reported) and (vii) transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated open-end mutual funds.

D.        PRE-APPROVAL OF IPOs AND LIMITED OFFERINGS

           No Company employee may purchase any equity securities issued in an initial public offering or secondary offering or any securities offered in a private placement for any account without the prior written approval of the CCO.   In determining whether to approve any such transaction for an employee, the CCO will consider, among other factors, whether the investment opportunity should be reserved for client accounts and whether the investment opportunity is being offered to the employee by virtue of his or her position with the Company.  Similarly, the CCO’s trades shall be approved by another Managing Member.

E.         RECORDKEEPING REQUIREMENTS

           The CCO shall maintain or cause to be maintained in a readily accessible place the following records for a period of five years (or such lesser period as shall commence on the effective date of the Company’s registration under the Advisers Act and end on the then-current date) and in each case with respect to the applicable period:

a) A copy of the Code;

b) a listing of any violations of the Code and actions taken in response to such violations;

c) a list of all Access Persons subject to the Code;

d) copies of all personal holdings and trading reports from all Access Persons;

e) CCO records of decisions approving any purchases of IPOs or private placements;

f) pre-approval of all trades, records of those pre-approvals; and

g) copies of the annual compliance reports prepared by the CCO.